Exhibit 10.13

Execution Version

Date:	2 April 2014

PT Hoegh LNG Lampung

Hoegh LNG Asia Pte Ltd

Master spare parts supply agreement

Master spare parts supply agreement dated 2 April 2014

Between

PT Hoegh LNG Lampung, a limited liability company duly established and existing under the laws of the Republic of Indonesia and having its registered office at J1Jenderal Sudirman Kav 1, Jakarta 10220, Indonesia (“PT Hoegh”)

Hoegh LNG Asia Pte Ltd, a limited liability company duly established and existing in Singapore with its place of business at 72 Anson Road #07-02, 079911, Singapore (the “HLNG Asia”)

Recitals

A.	PT Hoegh is party to the LOM, under which it shall operate and maintain an FSRU and Mooring to be located offshore Lampung, Indonesia.

B.	HLNG Asia intends to supply, and PT Hoegh intends to purchase, spare parts and supplies for the FSRU and Mooring on the terms of this agreement.

Operative provisions

1.	Definitions and interpretation

1.1.	Definitions

“Accepted Order” means an Order that HLNG Asia has accepted in accordance with Clause 3(b).

“Affiliate” means, in relation to any person (the “first-mentioned person”), any other person that directly or indirectly, via any number of intermediaries, is Controlled by, under common Control with, or Controls the first-mentioned person.

“Confidential Information” means the terms of this agreement and all other documents and agreements contemplated thereby, together with any and all data, reports, records, correspondence, notes, compilations, studies and other information relating to or in any way connected with this agreement, and all other documents and agreements contemplated thereby, that are disclosed directly or indirectly by or on behalf of the disclosing party or any of its representatives to the receiving party or any of its representatives, whether such information is disclosed orally or in writing.

“Consequential Loss” means all loss of production, loss of profit, loss of income, loss of goodwill, loss of business, loss of anticipated saving, and any special, indirect or consequential damage or loss.

“Control” means in respect of any person, the ability (directly or indirectly) to direct that person’s affairs and/or control the composition of its board of directors or equivalent body, including by means of:

(a)	the ownership or control (directly or indirectly) of more than 50% of the voting share capital of that person; or

(b)	the ability to direct the casting of more than 50% of the votes exercisable at general meetings of that person on all, or substantially all, matters; or

(c)	the right to appoint or remove directors of the relevant person holding a majority of the voting rights at meetings of the board (or equivalent body) of that person on all, or substantially all, matters, and “Controls” and “Controlled” shall be construed accordingly.

“Force Majeure” means, in respect of a party, any event or circumstance beyond its reasonable control and which it could not by the exercise of reasonable diligence avoid or mitigate.

“FSRU” means the floating storage regasification unit to be delivered under the LOM.

“Good Industry Practice” means, with respect to an undertaking, those practices, methods and acts engaged in or approved, and that degree of diligence, prudence, and foresight reasonably and ordinarily exercised, by safe, efficient, skilled and experienced persons engaged in the same type of undertaking and under the same or similar circumstances and conditions.

“HLNG Asia’s Group” means HLNG Asia and its officers, directors, employees, agents, representatives, advisors and contractors.

“Insolvency Event” means, in respect of a party:

(a)	any arrangement or composition with or for the benefit of creditors being proposed or entered into by or in relation to the party in question or any application for an interim order (including an interim administration order) or moratorium being made;

(b)	a liquidator, provisional liquidator, receiver, administrator, administrative receiver or person with similar powers taking possession of or being appointed over, or any distress, attachment, sequestration, execution or other process being levied or enforced (and not being discharged within 14 days) upon the whole or any part of the assets of the party in question;

(c)	the party in question ceasing or threatening to cease to carry on business, or admitting in writing its inability to pay or being or becoming unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (without the need to prove any fact or matter to the satisfaction of the court) or suspending or threatening to suspend payment with respect to all or any class of its debts or becoming insolvent or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(d)	a petition being presented and (other than, in the case of an administration petition, any frivolous or vexatious petition or any petition which is actively defended) not being dismissed within 14 days of presentation or a meeting being convened for the purpose of considering a resolution for the winding up or dissolution of the party in question;

(e)	the enforcement of a security interest (including the holder of a qualifying floating charge appointing an administrator or filing a notice of appointment with the court) over any assets of the party in question;

(f)	to the extent that such an act is not specified in paragraphs (a) to (e) (inclusive) above, any legal process or proceeding which is instituted in relation to the party in question in connection with the insolvency of that party or the inability of that party to pay its debts as they fall due, provided that such process or proceeding is of equivalent or greater seriousness to the acts of insolvency so specified in the said paragraphs (a) to (e); or

(g)	the party in question suffering any event analogous to any of the foregoing in any jurisdiction to which the party in question is resident or subject to.

“Lease Period” has the meaning given to that expression in the LOM.

“LOM” means the amended and restated lease, operation and maintenance agreement dated 17 October 2012, originally between Hoegh LNG Ltd and PT Perusahaan Gas Negara (Persero) Tbk, as novated by an agreement dated 18 September 2013 from Hoegh LNG Ltd to PT Hoegh, and as novated by an agreement dated 21 February 2014 from PT Perusahaan Gas Negara (Persero) Tbk to PT PGN LNG Indonesia.

“Loss” means all claims, liabilities, losses, damages, deficiencies, assessments, judgments, fines, penalties, proceedings, actions, suits, demands, out-of-pocket costs, expenses and disbursements of any kind.

“Mooring” means the tower yoke mooring system to be installed under the LOM.

“Order” means an order for Products submitted by PT Hoegh or its nominee (notified to HLNG Asia) substantially in the form set out in Schedule 2 (or such other form that HLNG Asia approves from time to time).

“Order Confirmation” means HLNG Asia’s confirmation of an Order substantially in the form set out in Schedule 3 (or such other form that HLNG Asia approves from time to time).

“Ordered Products” means the Products the subject of an Accepted Order.

“Personnel” means, in relation to a party (or any of its Affiliates), its officers, directors and employees (and any person it hires as a consultant or agency personnel), agents, representatives, accountants, consultants, attorneys and advisors.

“Products” means the Spare Parts, and the necessary stores, lubricating oils and other provisions to the FSRU, as may be available from HLNG Asia from time to time by notice to PT Hoegh.

“PT Hoegh’s Group” means PT Hoegh and its officers, directors, employees, agents, representatives, advisors and contractors (excluding HLNG Asia).

“Purchase Price” has the meaning given to that expression in Schedule 1.

“Spare Parts” means spare parts or replacement parts for the FSRU and/or Mooring, as may be available from HLNG Asia from time to time by notice to PT Hoegh.

“Start Date” means the date that PT Hoegh takes delivery of the FSRU under its shipbuilding contract with Hyundai Heavy Industries Co., Ltd.

“Term” means the period starting with the Start Date and ending with the earlier of termination of this agreement and the end of the Lease Period.

1.2.	Interpretation

(a)	In this agreement, except where the context requires otherwise, reference to:

(i)	any gender includes reference to all genders; and to the singular includes reference to the plural and vice versa;

(ii)	“writing” includes writing in faxes but not email; and cognate terms shall be construed accordingly;

(iii)	a “Recital”, “Clause” or “Schedule” is to the relevant recital, clause or schedule of or to this agreement (unless otherwise specified); and any reference to a Clause shall include reference to all sub-clauses, paragraphs and sub-paragraphs contained therein;

(iv)	times and dates shall be construed by reference to the Gregorian calendar; and references to time in this agreement shall be references to the time in Jakarta, Indonesia, unless otherwise specified;

(v)	“including” means “including, without limitation,” and cognate terms shall be construed accordingly; and the ejusdem generis rule of construction shall not apply to this agreement and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(vi)	this agreement or any other agreement or document includes reference to such agreement or document as varied, substituted, novated or assigned;

(vii)	this agreement includes the Schedules;

(viii)	a “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(ix)	“US dollar” or “US$” means the lawful currency of the United States of America; and

(x)	an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

(b)	Clause headings in this agreement shall not be taken into consideration in the interpretation of this agreement.

(c)	Expressions in this agreement appropriate to director, officers, documents or organs of companies, when used in relation to any person of a type other than a company, shall be construed as references to the most nearly corresponding persons, officers, documents or organs (as the case may be) appropriate to persons of that type.

(d)	No provision of this agreement shall be interpreted or construed against a party because that party or its legal representative drafted the provision.

2.	Supply of Products

During the Term, HLNG Asia shall supply, and PT Hoegh shall purchase, such Products as PT Hoegh may order under Clause 3 and which HLNG Asia may accept in accordance with the terms of this agreement.

3.	Orders

(a)	PT Hoegh (or any nominee it notifies HLNG Asia of) may, from time to time during the Term, submit an Order to HLNG Asia for the supply of Products specified in the Order.

(b)

Each Order shall be deemed to be a separate offer by PT Hoegh to engage HLNG Asia to supply (or procure the supply) to PT Hoegh of the Products specified in that Order on the terms of this agreement, and HLNG Asia’s acceptance of that Order shall give rise to a binding contract between them. HLNG Asia shall be free to accept or decline an Order in its absolute discretion. No Order shall be (nor deemed to be) accepted by HLNG Asia until it accepts the Order by an Order Confirmation or (if earlier) Products are delivered to PT Hoegh.

(c)	HLNG Asia shall assign an order number to each Order received from PT Hoegh and inform PT Hoegh of that order number in the Order Confirmation. Each party shall use the relevant order number in all subsequent correspondence relating to the Order.

4.	Delivery, title and risk

(a)	Unless otherwise specified in an Accepted Order:

(i)	HLNG Asia shall deliver Ordered Products to PT Hoegh, FOB (named port of shipment), within a reasonable time after acceptance of the Order; and

(ii)	risk in the Ordered Products shall pass to PT Hoegh on delivery.

(b)	Title to Ordered Products shall not pass to PT Hoegh until HLNG Asia has received the Purchase Price in full.

5.	Payment

(a)	The parties shall comply with Schedule 1.

(b)	Without affecting any other right or remedy available to it, HLNG Asia may suspend its performance of this agreement while amounts due and payable to HLNG Asia under this agreement remain unpaid.

6.	Limitation of liability

(a)	No member of HLNG Asia’s Group shall be liable to PT Hoegh, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, arising out of or in connection with this agreement, for:

any Consequential Loss suffered by PT Hoegh; or

(ii)	any Loss suffered by PT Hoegh under or in connection with the LOM or any other agreement with a third party.

(b)	PT Hoegh indemnifies HLNG Asia’s Group (and shall keep HLNG Asia’s Group indemnified) against any Loss arising out of or in connection with this agreement (whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise) in connection with:

(i)	personal injury to or sickness, disease or death of any member of PT Hoegh’s Group; or

(ii)	loss of, recovery of, or damage to any property owned, hired or under the custody of any member of PT Hoegh’s Group.

(c)	HLNG Asia indemnifies PT Hoegh’s Group (and shall keep PT Hoegh’s Group indemnified) against any Loss arising out of or in connection with this agreement (whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise) in connection with:

(i)	personal injury to or sickness, disease or death of any member of HLNG Asia’s Group; or

(ii)	loss of, recovery of, or damage to any property owned, hired or under the custody of any member of HLNG Asia’s Group (which property shall not include the FSRU or the Mooring).

(d)	Delays in the delivery of an Accepted Order shall not entitle PT Hoegh to:

(i)	refuse to take delivery of the Ordered Products;

(ii)	claim damages; or

(iii)	terminate this agreement,

and HLNG Asia shall have no liability for any failure or delay in delivering Ordered Products to the extent that such failure or delay is caused by PT Hoegh’s failure to comply with its obligations under this agreement.

(e)	HLNG Asia’s liability to PT Hoegh in respect of defective Ordered Products or failure of Ordered Products to comply with this agreement shall be limited to (at HLNG Asia’s option):

epair or replacement of Ordered Products; and

(ii)	refunding PT Hoegh the Purchase Price of the Ordered Products,

(f)	HLNG Asia shall have no liability to PT Hoegh in respect of defective Ordered Products or failure of Ordered Products to comply with this agreement if:

(i)	any member of PT Hoegh’s Group failed to follow HLNG Asia’s oral or written instructions as to the storage, commissioning, installation, use and maintenance of the Products or (if there are none) good trade practice regarding the same;

(ii)	the defect arises as a result of HLNG Asia following any drawing, design or specification supplied by any member of PT Hoegh’s Group;

(iii)	any member of PT Hoegh’s Group alters or repairs such Products without the written consent of HLNG Asia;

(iv)	the defect arises as a result of fair wear and tear, wilful damage, negligence, or abnormal storage or working conditions; or

(v)	the Ordered Products differ from their description or specification as a result of changes made to ensure they comply with applicable statutory or regulatory requirements.

(g)	Except as expressly set out in this agreement, all warranties, conditions and other terms implied by statute or law (including those implied by sections 13 to 15 of the Sale of Goods Act 1979) are hereby to the fullest extent permitted by law excluded from the agreement.

(Ii)	This Clause 6 survives termination or expiry of this agreement.

7.	Termination

(a)	Either party may terminate this agreement with immediate effect by giving written notice to the other party if the other party:

(i)	fails to pay any amount due under this agreement when payable and such amount remains unpaid after the 14th day after being notified of such failure;

(ii)	commits a material breach of this agreement that remains unremedied after the 30th day after being notified of such breach; or

(iii)	suffers an Insolvency Event.

(b)	Either party may terminate an Accepted Order or this agreement on giving not less than 30 days’ notice to the other party.

(c)	If PT Hoegh terminates an Accepted Order or this agreement under Clause 7(b), PT Hoegh shall pay HLNG Asia:

(i)	all Losses incurred by HLNG Asia in cancelling arrangements with third parties for the supply of Ordered Products; or

(ii)	if such third parties do not agree to cancel such arrangements, the Purchase Price for those Ordered Products.

(d)	Any provision of this agreement expressed (or by implication is intended) to remain effective on or after termination or expiry of this agreement shall remain effective.

(e)	Termination or expiry of this agreement shall not affect any rights or obligations of the parties that accrue before that termination or expiry. For the purpose of termination contemplated in this agreement, the parties hereby expressly waive Article 1266 of the Indonesian Civil Code to the extent that a court pronouncement is required for the termination of this agreement.

8.	Force majeure

(a)	Subject to Clause 8(b), no party shall be liable for failure to perform an obligation under this agreement to the extent such failure results from Force Majeure.

(b)	Clause 8(a) shall not relieve either party of any obligation to make payment under this agreement.

(c)	A party whose performance under this agreement is affected by Force Majeure shall notify the other party thereof as soon as reasonably practicable after it occurs and, in any event, before the seventh day after such Force Majeure results in its failure to perform.

(d)	A party prevented from performing an obligation under this agreement by Force Majeure shall resume its performance as soon as reasonably practicable.

(e)	If Force Majeure prevents a party from performing its obligations under this agreement for a continuous period exceeding 30 days, either party may terminate this agreement by notifying the other party while that Force Majeure continues to prevent the relevant party’s performance.

9.	Confidentiality

(a)	Each party agrees to keep Confidential Information disclosed to it by the other strictly confidential, except that either party may disclose Confidential Information disclosed to it:

(i)	if it is already known to the public or becomes available to the public other than through the act or omission of the receiving party;

(ii)	to the extent it is required to be disclosed under law or the rules and regulations of any stock exchange of which its shares or the shares of any of its Affiliates are listed (provided that the receiving party shall give notice of such required disclosure to the disclosing party prior to the disclosure);

(iii)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings;

(iv)	to any of the following persons to the extent necessary for the proper performance of that person’s duties or functions:

A.	an Affiliate of the receiving party;

B.	Personnel of the receiving party or its Affiliates;

C.	professional consultants, subcontractors and vendors retained by the receiving party, to the extent that they require such Confidential Information for the purposes of assisting the receiving party to perform its obligations under this agreement (as applicable); and

D.	financial institutions advising on, providing or considering the provision of financing to the receiving party or any Affiliate thereof,

provided that the receiving party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorised party or persons.

(b)	This Clause 9 survives termination or expiry of this agreement.

10.	Assignment

(a)	Except as provided in this Clause 10, no party shall assign, transfer, declare a trust in respect of, or in any way dispose of its rights, interests or obligations under this agreement (an “Assignment”) without obtaining the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b)	Either party may make an Assignment of this agreement to its Affiliate upon notice to the other party.

(c)	Upon HLNG Asia’s receipt of notice, PT Hoegh may make an Assignment to any person:

oviding finance to PT Hoegh in respect of the FSRU or Mooring; or

(ii)	to the extent that person is assuming its rights or obligations under and in compliance with the LOM.

11.	Notices

(a)	Any notice or other communication required to be given under this agreement by either party to the other party shall be in writing and sent for the attention of the addressee, and to the address and facsimile number, of the other party specified below:

(1)	Notice to PT Hoegh:

Attention:	President Director

Address:	J1 Jenderal Sudirman Kay 1, Jakarta 10220, Indonesia

Facsimile:	+62 21 574 2181

(ii)	Notice to HLNG Asia:

Attention:	Managing Director

Address:	72 Anson Road, 407-03 Anson House, Singapore 079911

Facsimile:	+6564386493

or to such other addressee, address, or facsimile number as the other party may from time to time designate by notice in accordance with this Clause.

(b)	Any such notice or other communication shall be deemed to have been duly given or made as follows:

(i)	in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt, otherwise at the start of normal business on the next such working day;

(ii)	if sent by facsimile, when received or confirmed by sender confirmation, if received in a legible form during the recipient’s normal business hours on a working day at the place of receipt otherwise at the start of normal business on the next such working day.

12.	Governing law

This agreement is governed by English law.

13.	Arbitration

(a)	Any dispute arising out of or in connection with the agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

(b)	The tribunal shall consist of three arbitrators.

(c)	The language of the arbitration shall be English.

14.	Miscellaneous

14.1. Anti-corruption

(a)	Each party shall ensure that neither it, its Affiliates nor any Associated Persons of them shall do any of the following:

(i)	make, promise to make, or authorise the making of any payment, gift or transfer of anything of value, directly or indirectly, to any official or employee of any government of instrumentality of any government or to any political party or official thereof or any candidate of any political party for the purpose of influencing the action or inaction of such official, employee, political party or candidate; or

(ii)	otherwise take any action, or omit to take any action, that would cause the other party to be in violation of applicable laws prohibiting corrupt business practices, Indonesian anti-bribery laws, the Bribery Act 2010 or of the principles described in the Organisation for Economic Co-Operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed on 17 December 1997, and “Associated Person” means, in relation to a person (the “first-mentioned person”), any person (including an employee, agent or subsidiary) who performs services for or on the first-mentioned person’s behalf.

(b)	Breach of this clause 14.1 shall be a material breach of this agreement.

14.2. Rights of third parties

Except under Clause 6, no person not a party to this agreement shall have any right to enforce any of its terms. No consent of any third party is required to amend, vary, waive, or terminate all or any part of this agreement.

14.3.	Partial invalidity

If, at any time, any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.4. Remedies and waivers

No failure or delay by either party in exercising any right or remedy under this agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.5. Amendments

This agreement may only be amended by written instrument signed by both parties.

14.6. Counterparts

This agreement may be executed in counterparts, and this has the same effect as if the signatures on each counterpart were on a single copy hereof.

14.7. Entire agreement

(a)	This agreement constitutes the whole agreement between the parties and supersedes all previous agreements between the parties relating to its subject matter.

(b)	Each party acknowledges that, in entering into this agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement.

(c)	Nothing in this agreement shall limit or exclude any liability for fraud.

14.8. Language

(a)	This agreement is executed in the English language. In compliance with Law No. 24 of 2009 regarding National Flag, Language, Emblem and Song (“Law 24/2009”), the parties agree to translate this agreement into the Indonesian language within 90 days as of the date of this agreement or any other date as agreed between the parties. The Indonesian language agreement shall have the date of this agreement as its effective date. Such Indonesian language version shall form an integral and inseparable part of the English version. In the event of inconsistencies or differences in interpretation between the English and Indonesian texts, the English version shall prevail and the relevant Indonesian version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the relevant English text.

(b)	Furthermore, each party agrees it will not cite or invoke Law 24/2009 or any regulation issued thereunder, or claim that the fact this agreement was executed in the English language only, to:

(i)	defend its non-performance or breach of its obligations under this agreement; or

(ii)	allege that this agreement is against public policy or otherwise does not constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Schedule 1

1.	Definitions

“Actual Cost” means, in respect of an Ordered Product, all documented and verifiable costs (in US dollars) of such Ordered Product and all costs incurred by HLNG Asia in connection with procuring and delivering the Ordered Product (including administrative and overhead costs and all costs of packaging, insurance and carriage).

“Handling Fee” means, in respect of an Ordered Product, the amount equal to the product of the Actual Cost multiplied by five per cent.

“Purchase Price” means, in respect of an Ordered Product, the fair market price as may be agreed in writing from time to time between HLNG Asia and PT Hoegh; provided that the Purchase Price shall be no less than the Actual Cost, and no more than the amount equal to the aggregate of the Actual Cost and the Handling Fee.

2.	Payment

(a)	HLNG Asia shall, in respect of each Accepted Order, invoice PT Hoegh the aggregate of the Purchase Price for each Ordered Product for that Accepted Order. HLNG Asia’s invoice shall be accompanied by a copy of all material invoices received from third parties in connection with the supply of Ordered Products.

(b)	PT Hoegh shall pay HLNG Asia the amount invoiced in accordance with section 2(a) of this Schedule 1 in full before the 14th day after receiving the invoice.

(c)	HLNG Asia shall liaise with PT Hoegh or its nominee (notified to HLNG Asia) in selecting third party Spare Parts suppliers.

(d)	HLNG Asia shall endeavour to minimise the Actual Cost.

3.	Taxes

(a)	All amounts payable under this agreement are exclusive of any and all taxes, levies, duties, fees, withholdings, imposts or other charges of whatsoever nature imposed by a governmental authority (including any penalties, fines or interest) (“Taxes”).

(b)	If applicable laws require PT Hoegh to deduct or withhold Taxes from amounts payable to HLNG Asia under this agreement, or HLNG Asia is required to pay Taxes in respect of payments under this agreement, PT Hoegh shall gross-up such payment so that the net sum HLNG Asia receives is equal to the full amount it would have received had there been no withholding or deduction for, or requirement for HLNG Asia to pay, Taxes (other than Taxes on HLNG Asia’s net income).

Schedule 2

ORDER FORM

Date of Order

Product

Delivery Time

Delivery Location

Special Delivery Terms

This Order form is governed by the terms of an agreement dated [DATE] between PT Hoegh LNG Lampung and Hoegh LNG Asia Pte Ltd. No other terms shall apply, notwithstanding any terms appended to this Order form.

Signed for and on behalf of PT Hoegh LNG

Lampung

Signature

Name and position

Date

Schedule 3

ORDER CONFIRMATION

Order Number

Details of Order Confirmed:

Product

Delivery Time

Delivery Location

Special Delivery Terms

This Order Confirmation is governed by the terms of an agreement dated [DATE] between PT Hoegh LNG Lampung and Hoegh LNG Asia Pte Ltd.

Signed for and on behalf of Hoegh LNG

Asia Pte Ltd

Signature

Name and position

Date

Executed as an agreement

Signed for and on behalf of PT Hoegh LNG Lampung

/s/ PARTHSARTHI JINDAL
Signature

Parthsarthi Jindal
Attorney-In-Fact
Name and position

02/04/2014
Date

/s/ CAMILLA NYHUS-MØLLER
Signature

Camilla Nyhus-Møller
Attorney-In-Fact
Oslo

Name and position

02/04/2014
Date